Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Reports Strong Second Quarter 2016 Results;
Provides Key Financial Metrics

Highlights
●	Second quarter U.S. GAAP earnings per diluted share of $2.54 vs. $1.13 in 2015; second quarter comparable earnings per diluted share of $1.05 vs. 89 cents in 2015, an increase of 18 percent

●	Aerospace contracted backlog exceeds $1 billion at the end of second quarter

●	Completed Rexam PLC acquisition on June 30, 2016

●	Approximately $150 million of the more than $300 million expected annual synergies to be delivered by year-end 2017

●	Free cash flow expected to be in excess of $1 billion by 2019

●
2017 through 2019 comparable diluted earnings per share expected to be double Ball's long-term diluted earnings per share growth goal of 10-15 percent per year; excluding business consolidation, intangibles amortization and other transaction related items

BROOMFIELD, Colo., August 4, 2016 – Ball Corporation (NYSE: BLL) today reported second quarter 2016 net earnings attributable to the corporation of $369 million, or $2.54 per diluted share (including the net effect of after-tax income of $217 million, or $1.49 per diluted share for business consolidation, debt refinancing and other costs and the estimated gain on the sale of divested assets) on sales of $2.0 billion, compared to $160 million of net earnings attributable to the corporation, or $1.13 per diluted share (including after-tax income of $35 million, or 24 cents per diluted share for debt refinancing costs, economic hedging gains, business consolidation and other costs), on sales of $2.2 billion in the second quarter of 2015. Results for the first six months of 2016 were net earnings attributable to the corporation of $242 million, or $1.67 per diluted share, on sales of $3.8 billion compared to $181 million, or $1.28 per diluted share, on sales of $4.1 billion for the first six months of 2015.
Comparable earnings per diluted share for the second quarter and year-to-date 2016 were $1.05 and $1.63, respectively, versus second quarter and year-to-date 2015 comparable earnings per diluted share of 89 cents and $1.57, respectively.
Details of comparable segment earnings, business consolidation activities, Rexam acquisition-related hedging, purchase accounting and costs, as well as divestment-related accounting, can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. The company's unaudited condensed statements of cash flows will be provided in the company's Form 10‑Q expected to be filed by August 12, 2016.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

"Our strong second quarter results, the completion of legacy metal packaging growth projects, a robust aerospace backlog and the recent Rexam acquisition provide a very solid foundation for a multi-year, value-compounding growth period for our company and our shareholders," said John A. Hayes, chairman, president and chief executive officer. "One month into the acquisition integration, business-related services and manufacturing operations are running smoothly. The past 17 months of planning have evolved into action, and the synergy execution process is well underway in all value-capture work streams."
Metal Beverage Packaging, Americas & Asia
Metal beverage packaging, Americas and Asia, comparable segment earnings in the second quarter 2016 were $137 million on sales of $1.1 billion, compared to $126 million on sales of $1.1 billion in the second quarter 2015. For the first six months, comparable segment operating earnings were $239 million on sales of $2.0 billion, compared to $252 million on sales of $2.2 billion during the same period in 2015.
In the Americas, second quarter volumes improved with continued strength in specialty can demand in North America and Brazil. Successful cost-out initiatives in China were unable to fully offset the second quarter impact of high single-digit volume declines and lower pricing in the region. Year-to-date Americas and Asia revenues were impacted by the pass through of lower year-over-year aluminum prices and price compression in China.
In June, the company started up the second beverage can line at its Monterrey, Mexico, facility, as well as production at its new facility in Myanmar. These projects represent the remaining legacy capital projects that Ball began prior to the initiation of the company's offer for Rexam.
Metal Beverage Packaging, Europe
Metal beverage packaging, Europe, comparable segment earnings in the second quarter 2016 were $74 million on sales of $479 million, compared to $59 million on sales of $481 million in the second quarter 2015. For the first six months, comparable segment operating earnings were $113 million on sales of $835 million, compared to $88 million on sales of $860 million during the same period in 2015.
Comparable segment earnings were higher in the second quarter and year-to-date due to lower year-over-year aluminum premiums and solid demand for specialty containers.
Food and Aerosol Packaging
Food and aerosol packaging comparable segment earnings in the second quarter 2016 were $33 million on sales of $298 million, compared to $29 million on sales of $332 million in the second quarter 2015. For the first six months, comparable segment operating earnings were $53 million on sales of $583 million, compared to $59 million on sales of $640 million during the same period in 2015.
During the second quarter, strong global demand for aerosol containers outpaced single-digit declines for food cans in North America.
Operational performance across the segment was strong in the quarter and the previously announced actions to reposition steel cutting and coating equipment across Ball's existing U.S. manufacturing locations is on schedule.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

Aerospace
Aerospace comparable quarterly segment earnings in the second quarter 2016 were $19 million on sales of $193 million, compared to $20 million on sales of $230 million in the second quarter 2015. For the first six months, comparable segment operating earnings were $37 million on sales of $373 million, compared to $39 million on sales of $445  million during the same period in 2015.
Contracted backlog grew to more than $1 billion at the end of second quarter, with more of the new business awards being oriented to cost-plus contracts. A diverse portfolio of new contracts will leverage Ball's existing technologies and value-added approach to deliver solutions to our customers. The aerospace team is staffing up to further support this backlog and the added labor base will bolster revenue growth in the second half of the year.
Outlook
"While we are still in the midst of our 90-day business review, our early estimate is for full-year 2017 free cash flow to be in the range of $750 million to $850 million, excluding one-time items related to the Rexam acquisition. Though not precluded from repurchasing our shares in the near term, our current plan is to reduce our leverage as quickly as possible, continue our dividend and then return value to shareholders via notable share repurchases as soon as our targeted capital structure is in the range of 3.0 to 3.5 times net debt to comparable EBITDA," said Scott C. Morrison, senior vice president and chief financial officer.
"This acquisition is truly a step change for our company, and we take this responsibility seriously, both operationally and strategically. We have hit the ground running with respect to our synergy realization around the Rexam transaction. The second half of 2016 will be a time to implement many of these efforts, with the benefits beginning to be realized in 2017," Hayes said. "We look forward to the many opportunities that lie ahead to grow EVA, earnings and cash flow. Given the strength of our underlying businesses and the value potential of the Rexam acquisition, we see a path to doubling Ball's long-term goal of 10 to 15 percent comparable diluted earnings per share growth over each of the next three years."
About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,700 people worldwide and reported pro forma 2015 sales of $11.0 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.
Conference Call Details
Ball Corporation (NYSE: BLL) will announce its second quarter 2016 earnings on Thursday, August 4, 2016, before trading begins on the New York Stock Exchange. At 9 a.m. Mountain time on that day (11 a.m. Eastern), Ball will hold its regular quarterly conference call on the company's results and performance. The North American toll-free number for the call is 800‑671‑8540. International callers should dial 303‑223‑4385. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/ztodtpsq/lan/en

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on August 4, 2016, until 11 a.m. Mountain time on August 11, 2016. To access the replay, call 800‑633‑8284 (North American callers) or 402‑977‑9140 (international callers) and use reservation number 21813900. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates" and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10‑K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; currency controls; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including with respect to the Rexam PLC acquisition or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally; the outcome of any legal proceedings that may be instituted against us related to the acquisition or the divestiture.

# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Condensed Financial Statements (Second Quarter 2016)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2016	2015	2016	2015

Net sales	$2,030	$2,172	$3,785	$4,095

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,596)	(1,775)	(3,012)	(3,336)
Depreciation and amortization	(78)	(71)	(153)	(139)
Selling, general and administrative	(105)	(118)	(213)	(234)
Business consolidation and other activities	16	66	(251)	14
	(1,763)	(1,898)	(3,629)	(3,695)

Earnings before interest and taxes	267	274	156	400

Interest expense	(41)	(31)	(79)	(70)
Debt refinancing and other costs	(46)	(5)	(106)	(65)
Total interest expense	(87)	(36)	(185)	(135)
Earnings (loss) before taxes	180	238	(29)	265
Tax (provision) benefit	188	(79)	271	(79)
Equity in results of affiliates, net of tax	1	1	-	2
Net earnings	369	160	242	188

Less net earnings attributable to noncontrolling interests	-	-	-	(7)

Net earnings attributable to Ball Corporation	$369	$160	$242	$181

Earnings per share:
Basic	$2.60	$1.16	$1.71	$1.32
Diluted	$2.54	$1.13	$1.67	$1.28

Weighted average shares outstanding (000s):
Basic	142,038	137,801	141,916	137,446
Diluted	145,227	141,540	145,165	141,302

Condensed Financial Statements (Second Quarter 2016)

Unaudited Condensed Consolidated Balance Sheets

	June 30,
($ in millions)	2016	2015

Assets
Current assets
Cash and cash equivalents	$6,399	$227
Receivables, net	1,899	1,192
Inventories, net	1,483	929
Other current assets	238	157
Total current assets	10,019	2,505
Property, plant and equipment, net	4,396	2,483
Goodwill	4,902	2,209
Restricted cash	2,124	-
Other assets, net	3,537	656

Total assets	$24,978	$7,853

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$3,125	$278
Cash purchase price payable to Rexam's shareholders	3,825	-
Payables and other accrued liabilities	3,305	1,914
Total current liabilities	10,255	2,192
Long-term debt	8,234	2,982
Other long-term liabilities	2,624	1,336
Shareholders' equity	3,865	1,343

Total liabilities and shareholders' equity	$24,978	$7,853

Notes to the Condensed Financial Statements (Second Quarter 2016)

1. Business Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2016	2015	2016	2015

Net sales -
Metal beverage packaging, Americas & Asia	$1,053	$1,132	$1,990	$2,155
Metal beverage packaging, Europe	479	481	835	860
Food and aerosol packaging	298	332	583	640
Aerospace	193	230	373	445
Corporate and intercompany eliminations	7	(3)	4	(5)
Net sales	$2,030	$2,172	$3,785	$4,095

Earnings (loss) before interest and taxes -
Metal beverage packaging, Americas & Asia	$137	$126	$239	$252
Business consolidation and other activities	(12)	-	(16)	(3)
Total metal beverage packaging, Americas & Asia	125	126	223	249

Metal beverage packaging, Europe	74	59	113	88
Business consolidation and other activities	(5)	(5)	(9)	(7)
Total metal beverage packaging, Europe	69	54	104	81

Food and aerosol packaging	33	29	53	59
Business consolidation and other activities	(3)	(1)	(17)	(1)
Total food and aerosol packaging	30	28	36	58

Aerospace	19	20	37	39
Business consolidation and other activities	-	-	-	1
Total aerospace	19	20	37	40

Segment earnings before interest and taxes	243	228	400	428

Corporate expenses, intercompany eliminations, and other, net	(12)	(26)	(35)	(52)
Business consolidation and other activities	36	72	(209)	24

Total corporate expenses, intercompany eliminations, and other, net	24	46	(244)	(28)

Earnings before interest and taxes	$267	$274	$156	$400

Notes to the Condensed Financial Statements (Second Quarter 2016)

2. Business Consolidation, Debt Refinancing and Other Activities

	Announcement	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Date	2016	2015	2016	2015

Business Consolidation and Other Activities:
Metal beverage packaging, Americas & Asia
Rexam transaction costs (1)	Jun. 2016	$(9)	$-	$(9)	$-
Individually insignificant items		(3)	-	(7)	(3)
Total metal beverage packaging, Americas & Asia		(12)	-	(16)	(3)

Metal beverage packaging, Europe
Rexam transaction costs (1)	Jan. 2016	(3)	-	(7)	-
Asset impairment (2)	Jun. 2015	-	(5)	-	(5)
Individually insignificant items		(2)	-	(2)	(2)
Total metal beverage packaging, Europe		(5)	(5)	(9)	(7)

Food and aerosol packaging			-		-
Weirton facility closure costs (3)	Feb. 2016	(2)	-	(11)	-
Individually insignificant items	Mar. 2016	(1)	(1)	(6)	(1)
Total food and aerosol packaging		(3)	(1)	(17)	(1)

Aerospace individually insignificant items		-	-	-	1

Corporate
Currency exchange loss for restricted cash, intercompany loans and 2020, 2023 euro senior notes (4)	Dec. 2015	(170)	-	(266)	-
Economic hedge - currency exchange rate risk (1)	Feb. 2015	(91)	96	(179)	68
Cross-currency swaps (5)	Dec. 2015	32	-	(4)	-
Rexam transaction costs (1)	Feb. 2015	(53)	(24)	(77)	(44)
Gain on sale of business to Ardagh (10)	Jun. 2016	320	-	320	-
Individually insignificant items		(2)	-	(3)	-
Total corporate		36	72	(209)	24

Total business consolidation and other activities, pretax		16	66	(251)	14

Tax effect on business consolidation and other activities		234	(25)	329	(8)
Individually insignificant items		(1)	(2)	(2)	(3)
Total tax effect		233	(27)	327	(11)
Total business consolidation and other activities, net of tax		$249	$39	$76	$3

Debt Refinancing and Other Costs:
Interest expense on 3.5% and 4.375% senior notes (8)	Dec. 2015	$(25)	$-	$(49)	$-
Economic hedge - interest rate risk (1)	Feb. 2015	(4)	5	(20)	5
Refinancing of bridge, and revolving credit facilities (6)	Mar. 2016	(17)	(5)	(30)	(5)
Amortization of unsecured, committed bridge facility financing fees (7)	Feb. 2015	-	(5)	(7)	(7)
Redemption of 6.75% and 5.75% senior notes, due September 2020 and May 2021, respectively, and refinance of senior credit facilities (9)	Feb. 2015	-	-	-	(58)
Total debt refinancing and other costs		(46)	(5)	(106)	(65)
Tax effect		14	1	35	21
Total debt refinancing and other costs, net of tax		$(32)	$(4)	$(71)	$(44)
(1)	During the first two quarters of 2016 and 2015, the company recorded charges for professional services and other costs associated with the acquisition of Rexam which closed on June 30, 2016.

Also during the two quarters of 2016 and 2015, the company recorded losses related to derivative financial instruments to reduce its currency exchange rate exposure associated with the British pound denominated cash portion of the Rexam acquisition purchase price and entered into derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuances in connection with the cash portion of the Rexam acquisition purchase price.

Notes to the Condensed Financial Statements (Second Quarter 2016)

2. Business Consolidation, Debt Refinancing and Other Activities (continued)

(2)	During the second quarter of 2015, the company recorded charges for the write down of property held for sale.

(3)	During the first quarter of 2016, the company announced the closure of the Weirton, West Virginia, plant, a food and household packaging flat sheet production and end-making facility, which will cease production in early 2017. Charges in the first two quarters of 2016 were comprised of employee severance and benefits, facility shutdown costs, and asset impairment and disposal costs.

(4)	The company recorded foreign currency exchange losses from the revaluation of foreign currency denominated restricted cash, intercompany loans related to the cash component of the Rexam acquisition purchase price and the revaluation of the euro-denominated debt issuances in December 2015 (see Note 8 below).

(5)	In connection with the December 2015 issuance of $1 billion of U.S. dollar senior notes due 2020, the company executed cross-currency swaps to convert the fixed-rate U.S. dollar debt issuance to fixed-rate euro debt for the life of the notes to more effectively match the future cash flows of our business. These contracts were not accounted for as hedges, and therefore, changes in the fair value of these contracts are recognized in earnings.

(6)	In March 2016, the company entered into a new $4.1 billion senior secured credit facility which includes a multicurrency revolving facility, a Term A U.S. dollar loan and a Term A euro loan all maturing in 2021. These facilities replaced the company's existing revolving credit facility and the unsecured, committed bridge facilities that were entered into in February 2015. In July 2016 Ball used the net proceeds from the Term A U.S. dollar loan and the Term A euro loan to fund a portion of the cash component of the Rexam acquisition purchase price.

During the first two quarters of 2016, the company recorded charges for the write-off of unamortized deferred financing costs associated with the refinancing of the revolving credit facility and the unsecured, committed bridge facility.

Also in the first two quarters of 2016, the company recorded interest expense related to the new Term A U.S. dollar and Term A euro loans.

(7)	During the first quarter of 2016 and 2015, respectively, the company recorded charges for the amortization of deferred financing costs associated with the £3.3 billion unsecured, committed bridge facility, entered into in February 2015, in connection with the proposed Rexam acquisition purchase price.

(8)	During the first two quarters of 2016, the company recorded interest expense associated with the $1 billion of 4.375 percent senior notes and €400 million of 3.5 percent senior notes, both due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. In July 2016 Ball used the net proceeds to fund a portion of the cash component of the purchase price in connection with the acquisition of Rexam.

(9)	In February 2015, the company entered into a new $3 billion revolving credit facility to: 1) replace its existing revolving credit facility, 2) repay its Term C loan, 3) repay the outstanding balance on the existing revolving credit facility, 4) redeem the 2020 and 2021 senior notes and 5) repay the existing private placement debt of Rexam upon closing of the acquisition of Rexam.

During the first quarter of 2015, the company recorded charges for the write-off of unamortized deferred financing costs associated with the refinancing of the revolving credit facility and repayment of the Term C loan.

(10)	In connection with the acquisition of Rexam, the company was required to divest certain assets of the combined company, including a portion of Ball's existing metal beverage packaging businesses and certain metal beverage can assets of Rexam (combined, the Divestment Business). The sale of the combined Divestment Business to Ardagh Group S.A., was completed immediately after the Rexam acquisition on June 30, 2016, for $3.42 billion, subject to customary closing adjustments. A preliminary gain of $320 million was recorded in connection with the sale of the assets and liabilities of Ball's divested packaging businesses.

Notes to the Condensed Financial Statements (Second Quarter 2016)

3. Non-U.S. GAAP Financial Measures

Non-U.S. GAAP Measures - Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA) and Comparable Operating Earnings - Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other items, and Comparable Operating Earnings is earnings before interest, taxes and business consolidation costs and other items. We use Comparable EBITDA and Comparable Operating Earnings internally to evaluate the company's operating performance.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2016	2015	2016	2015

Net earnings attributable to Ball Corporation	$369	$160	$242	$181
Add: Business consolidation and other activities, net of tax	(249)	(39)	(76)	(3)
Add: Debt refinancing and other costs, net of tax	32	4	71	44

Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$152	$125	$237	$222
Per diluted share before above transactions	$1.05	$0.89	$1.63	$1.57

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2016	2015	2016	2015

Net earnings attributable to Ball Corporation	$369	$160	$242	$181
Add: Net earnings attributable to noncontrolling interests	-	-	-	7
Net earnings	369	160	242	188
Less: Equity in results of affiliates, net of tax	(1)	(1)	-	(2)
Add: Tax provision (benefit)	(188)	79	(271)	79
Earnings (loss) before taxes	180	238	(29)	265
Add: Total interest expense	87	36	185	135
Earnings before interest and taxes	267	274	156	400
Add: Business consolidation and other activities	(16)	(66)	251	(14)

EBIT before above transactions (Comparable Operating Earnings)	$251	$208	$407	$386

Notes to the Condensed Financial Statements (Second Quarter 2016)

3. Non-U.S. GAAP Financial Measures (continued)

A summary of net debt and adjusted net debt is as follows:

Twelve Months
Ended
($ in millions, except ratios)	June 30, 2016

Net earnings attributable to Ball Corporation	$342
Add: Net earnings attributable to noncontrolling interests	15
Net earnings	357
Less: Equity in results of affiliates, net of tax	(3)
Add: Tax provision (benefit)	(303)
Net earnings before taxes	51
Add: Total interest expense	310
Earnings before interest and taxes (EBIT)	361
Add: Business consolidation and other activities (A)	460
Comparable Operating Earnings	821
Add: Depreciation and amortization	299
Comparable EBITDA	$1,120

Interest expense, excluding debt refinancing and other costs (Interest Expense)	$(152)

Total debt at June 30, 2016	$11,359
Less: Cash and cash equivalents	(6,399)
Less: Restricted cash, noncurrent	(2,124)

Net Debt (B)	$2,836

Add: Cash purchase price payable to Rexam's shareholders	$3,825
Add: Payment to acquired UK pension plan for escrow, post-closing	173
Add: Acquisition related derivatives settled, post-closing	152

Adjusted Net Debt (C)	$6,986

Comparable Operating Earnings/Interest Expense (Interest Coverage)	5.4x
Net Debt/Comparable EBITDA	2.5x
(A)	For detailed information on business consolidation and other activities, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

(B)	Net Debt – Net debt is total debt less cash, cash equivalents, and noncurrent restricted cash, which are derived directly from the company's financial statements.

(C)	Adjusted Net Debt – Adjusted net debt is total debt adjusted for the purchase price payable owed to Rexam's shareholders, and for payments related to the acquired Rexam pension plans and derivatives established for the Rexam acquisition.

Ball management uses interest coverage and net debt to comparable EBITDA ratios as metrics to monitor the credit quality of Ball Corporation. Business consolidation and other activities are separated to evaluate the performance of the company's operations. The above is presented on a non-U.S. GAAP basis (see discussion of non-U.S. GAAP measures above).

Notes to the Condensed Financial Statements (Second Quarter 2016)

3. Non-U.S. GAAP Financial Measures (continued)

	Twelve		Less: Six	Add: Six	Twelve Months
	Months Ended		Months Ended	Months Ended	Ended
($ in millions, except ratios)	December 31, 2015		June 30, 2015	June 30, 2016	June 30, 2016

Net earnings (loss) attributable to Ball Corporation	$281		$181	$242	$342
Add: Net earnings attributable to noncontrolling interests	22		7	-	15
Net earnings (loss)	303		188	242	357
Less: Equity in results of affiliates, net of tax	(5)		(2)	-	(3)
Add: Tax provision (benefit)	47		79	(271)	(303)
Earnings (loss) before taxes	345		265	(29)	51
Add: Total interest expense	260		135	185	310
Earnings (loss) before interest and taxes (EBIT)	605		400	156	361
Add: Business consolidation and other activities	195		(14)	251	460
Comparable Operating Earnings	800		386	407	821
Add: Depreciation and amortization	285		139	153	299
Comparable EBITDA	$1,085		$525	$560	$1,120

Total interest expense	$(260)		$(135)	$(185)	$(310)
Less: Debt refinancing and other costs	117		65	106	158
Interest expense, excluding debt refinancing and other costs (Interest)	$(143)		$(70)	$(79)	$(152)

Total debt at period end	5,052				11,359
Less: Cash	(224)				(6,399)
Less: Restricted cash, noncurrent	(2,154)				(2,124)
Net Debt	$2,674				$2,836

Add: Cash purchase price payable to Rexam's shareholders	-				3,825
Add: Payment to acquired UK pension plan for escrow, post-closing	-				173
Add: Acquisition related derivatives settled, post-closing	-				152

Adjusted Net Debt	$2,674				$6,986

Rolling four quarters Comparable Operating Earnings/Interest	5.6	x			5.4	x
Net Debt/Comparable EBITDA	2.5	x			2.5	x